EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Fourth Quarter 2022 Conference Call
February 23, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year 2022 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 22, 2023 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2022 with the fourth quarter and full year ended December 31, 2021.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our 2022 fourth quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Chris will provide an update on our asset management activity. Afterward, we will open the call for Q&A.
We have a few key themes for today’s call:
•First, as we’ve been anticipating, our urban hotels continue to ramp up strongly with Comparable Hotel EBITDA growth of 195% in the fourth quarter over the prior year quarter,

•Second, we have now concluded the capital raising for our non-traded preferred stock offering. The capital raised has allowed us to go on offense and grow our portfolio during an attractive time in the cycle, and we are excited about our recent acquisition of the Four Seasons Resort Scottsdale at Troon North, and
•Third, we are pleased to report that the operating performance at the three hotels we have acquired this cycle has exceeded our original underwriting and we continue to be excited about the addition of these iconic properties to our portfolio.
Moving on to our quarterly results, we’re extremely pleased with our record fourth quarter results and continue to see outperformance compared to 2019. Our Comparable Hotel EBITDA of $52.2 million during the quarter was driven by strong results at our resort properties. Additionally, RevPAR for all hotels in the portfolio increased approximately 8% for the fourth quarter of 2022 compared to the fourth quarter of 2021, which also represents an increase of approximately 20% when compared to the fourth quarter of 2019.
Many of our hotels are in attractive leisure markets and have been well-positioned to benefit from persistent leisure demand. In total, ten of our 16 hotels are considered resort destinations. We are pleased to report that this segment delivered a combined Hotel EBITDA of $41 million for the quarter.
We continue to be encouraged with the continued ramp up of our urban hotels which generated $11 million of Comparable Hotel EBITDA in the fourth quarter. For the fourth quarter, all six urban properties posted positive Hotel EBITDA. This is a significant turnaround as demand is quickly returning to our cities. This includes leisure as well as corporate transient and corporate group demand. We’ve been saying that the recovery in our urban hotels would be the next phase of growth for our portfolio and, in the fourth quarter, these assets continued to exhibit solid growth.
While leisure demand continues to be strong, particularly on weekends, we’ve been encouraged by the continued rebound in corporate transient and corporate group demand. Overall, we have seen these trends continue into a strong start to 2023. For the month of January, our preliminary figures suggest that we finished with 55% occupancy and an ADR of $541, which equates to a RevPAR of $297 for the month, exceeding the prior year month by 19% and January of 2019 by 20%.
We are also excited about our recent acquisition of the Four Seasons Resort Scottsdale at Troon North for $267.8 million. This 210-room luxury resort sits on 37 acres and is ideally located in picturesque North Scottsdale. We closed the transaction in early December with cash on hand, and no common equity was issued to fund the acquisition. We subsequently closed on a $100 million mortgage loan secured by the property and used the majority of the proceeds to completely pay off a more expensive loan secured by the Ritz-Carlton Reserve Dorado Beach. This property fits perfectly into our strategy of owning luxury hotels and resorts and further diversifies our portfolio.
Looking at our three most recent acquisitions, the Four Seasons Resort Scottsdale at Troon North, Ritz-Carlton Reserve Dorado Beach and Mr. C Beverly Hills, all are performing nicely and produced solid operating performance during the fourth quarter. The Four Seasons Scottsdale delivered RevPAR of $503 on a 51% occupancy and an ADR of $980, the Ritz-Carlton Reserve Dorado Beach delivered RevPAR of $1,425 on a 57% occupancy and an ADR of $2,519 and the Mr. C Beverly Hills delivered RevPAR of $251 on a 76% occupancy and an ADR of $329. The Mr C Hotel significantly outpaced our underwriting and continues to ramp up nicely. For the full year, the Ritz-

Carlton Reserve Dorado Beach achieved an 8.2% yield on cost, while the Four Seasons Scottsdale achieved 6.4%. During 2022, the performance of the Four Seasons Scottsdale was impacted by having approximately 100 rooms out of service during parts of the year due to ongoing bathroom renovations. As a result, we expect results for 2023 to be even better. Looking ahead, we remain very excited about the prospects for these properties.
Our balance sheet is in good shape, and overall we have an attractive maturity schedule. We do have three upcoming final maturities this year; The Ritz-Carlton Sarasota loan matures in April, the Hotel Yountville loan matures in May and the Bardessono loan matures in August. These are very low leverage loans, we are already discussing these financings with lenders, and don’t anticipate any challenges with these maturities.
We have also been active on the investor relations front. In the months ahead, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Braemar.
Looking ahead, our unique portfolio, which is focused on the luxury segment and with properties in both resort and urban markets, positions us to perform well in both the near term and the long term as leisure demand remains strong and business and group travel continue to accelerate. We have the highest quality hotel portfolio in the public markets and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.
I will now turn the call over to Deric.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported a net loss attributable to common stockholders of $(13.5) million or $(0.19) per diluted share. For the full year, we reported a net loss attributable to common stockholders of $(10.7) million or $(0.15) per diluted share.
For the quarter, we reported AFFO per diluted share of $0.16. For the full year, we reported AFFO per diluted share of $1.23, reflecting a growth rate of 45% over the prior year.
Adjusted EBITDAre for the quarter was $39.2 million, which reflected a growth rate of 33% over the prior year quarter and which was 54% higher than what we reported in the fourth quarter of 2019. Adjusted EBITDAre for the full year was $172.4 million, which reflected a growth rate of 97% over the prior year. We are pleased to report such strong growth rates in our non-GAAP operating metrics.
At quarter end, we had total assets of $2.4 billion. We had $1.3 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 6.4% taking into account in-the-money interest rate caps. Based on the current levels of LIBOR and SOFR and our corresponding interest rate caps, approximately 82% of the Company’s debt is effectively fixed and approximately 18% is effectively floating. As of the end of the fourth quarter, we had approximately 40.4% net debt to gross assets.

We ended the quarter with cash and cash equivalents of $261.5 million and restricted cash of $54.2 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $26.6 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.
With regard to dividends, in December we announced a significant increase in the Company’s quarterly common stock dividend to $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 4% based on yesterday’s stock price. The Board also approved the company’s dividend policy for 2023. The company expects to pay a quarterly cash dividend of $0.05 per share for 2023 or $0.20 per share on an annualized basis.
Reflecting a strong conviction in Braemar’s strategy and our commitment to create long-term shareholder value, in December, we also announced a stock repurchase program of up to $25 million. We recently completed this $25 million buyback program and acquired 5.4 million shares at an average price of $4.60 per share.
On the capital markets front, during the quarter we closed on a mortgage loan for the 210-room Four Seasons Resort Scottsdale. The non-recourse loan totals $100.0 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of SOFR + 3.75%. We subsequently used the majority of the proceeds from the new loan to pay off a more expensive loan secured by the Ritz-Carlton Reserve Dorado Beach, which had a floating interest rate of LIBOR + 6.00%.
As of December 31, 2022, our portfolio consisted of 16 hotels with 3,946 net rooms.
Our share count currently stands at 78.2 million fully diluted shares outstanding, which is comprised of 69.9 million shares of common stock and 8.3 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
Comparable RevPAR for our portfolio increased 8% during the fourth quarter relative to the prior year quarter and 20% compared to the fourth quarter of 2019. The outperformance of our portfolio versus 2019 during the fourth quarter compared to the overall market was significant. RevPAR for the luxury chain scale nationwide during the fourth quarter exceeded 2019 by 10% while the upper upscale chain scale nationwide exceeded 2019 by only 2%. Our resorts are thriving, with Comparable Hotel EBITDA up 69% during the fourth quarter relative to the fourth quarter of 2019. We are also pleased with the fourth quarter results for our group pace, shoulder night and weekend occupancy, and the number of record-setting performances from our properties. Our team continues to find ways to create value within our portfolio of high-performing assets.
Group room revenue for the fourth quarter actualized ahead of 2019 by 7%. We are seeing a much shorter booking window relative to 2019, which bears with it the ability for more nimble pricing strategies. Group Rate actualized for the fourth quarter 18% above comparable 2019. We also saw excellent signs from our group booking volume in the fourth quarter, where December marked the highest month of the year in terms of total group bookings. This propelled our group booking volume for the full year to 20% higher than what we achieved in 2019. This momentum has carried into 2023, where group revenue is already outpacing 2020 and 2022.
Beyond group production, the strength of leisure and continued return of business travel are evident in this portfolio when we look at our results on weekends and shoulder nights. The portfolio’s Friday and Saturday combined RevPAR during the fourth quarter was ahead of 2019 by about 28%. This strong performance is indicative of exceptionally healthy leisure demand. In addition to the high leisure demand we continue to see, our team has been successful in stretching length of stays and attracting additional room night demand for our shoulder nights of Sunday and Thursday. The combined shoulder nights RevPAR during the fourth quarter was ahead of 2019 by about 20%. This is particularly promising since both weekends and shoulder nights’ RevPAR have improved relative to 2019 since last quarter. One example of this shoulder night success has been at the Hilton La Jolla Torrey Pines, where our ability to secure groups for longer stays resulted in shoulder group room nights during the fourth quarter exceeding 2019 by 38%. Paired with high weekend demand and new corporate accounts, this hotel was one of four hotels in our portfolio to achieve record RevPAR for the fourth quarter.
The portfolio had a number of performance records set during the fourth quarter. Specifically, we are pleased with the records set by the newer additions to our portfolio, which demonstrate the team’s ability to partner with new operating teams to identify and execute on value-enhancing operating initiatives. The Ritz-Carlton Reserve Dorado Beach, which we acquired in March 2022, has exceeded our initial expectations, and achieved record RevPAR for the fourth quarter and record Hotel EBITDA for the year. The Mr. C Beverly Hills, another recent acquisition, also achieved record performance during 2022 with record RevPAR for both the fourth quarter and full year. Our team has been successful at implementing the strategic takeover plan we created at the time of our acquisition. We are extremely excited about the newest addition to our portfolio, the iconic Four Seasons Resort Scottsdale at Troon North and look forward to utilizing our expertise and resources to drive operating results at the property.
Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. We spent approximately $49 million on capital expenditures in 2022 and we currently anticipate spending approximately $80 million in 2023. We completed the guestroom renovation at Marriott Seattle Waterfront, a restaurant patio addition at the Park Hyatt Beaver Creek, and converted underutilized office space into event space at The Ritz-Carlton St. Thomas. We are currently converting an underutilized pool to expand the current fitness center and add meeting space at The Clancy in San Francisco.
While we are reaping the benefits of several strategic initiatives that we have completed over the past few years, such as the Bardessono villas, the complete rebuild of The Ritz-Carlton St. Thomas after Hurricane Irma, and key additions at The Ritz-Carlton Sarasota, to name a few, we are already launching new initiatives to enhance our portfolio. Some of these include full property guest room renovations, developing underutilized land, and key additions, such as the recent acquisition of three keys at the Park Hyatt Beaver Creek in January 2023. With these new initiatives underway, we are confident that the team will continue to drive the portfolio to new heights.
I will now turn the call back over to Richard Stockton, for final remarks.

Richard Stockton
Thank you, Chris.
In summary, we continue to be pleased with the trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties and the continued recovery of our urban properties. We see a clear path for continued strength in our future financial results. We are well positioned moving forward, with a solid balance sheet and the highest quality portfolio in the publicly traded hotel REIT market. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call up for Q&A.
<Q&A>
Richard Stockton
Thank you for joining us on our fourth quarter earnings call. We look forward to speaking with you again on our next call.